Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of LINKBANCORP, Inc. and subsidiaries, of our report dated March 31, 2025, relating to our audit of the consolidated financial statements of LINKBANCORP, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of LINKBANCORP, Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ S.R. Snodgrass, P.C.

Conshohocken, Pennsylvania

April 23, 2025

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	161 Washington Street • Suite 200	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	Conshohocken, PA 19428	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia